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                     May 9, 2023

       Daniel L. Florness
       President and Chief Executive Officer
       Fastenal Company
       2001 Theurer Boulevard
       Winona, Minnesota 55987-1500

                                                        Re: Fastenal Company
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed February 7,
2023
                                                            File No. 000-16125

       Dear Daniel L. Florness:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services